Mail Stop 4561

April 20, 2006

Jeffrey D. Kelly
Chief Financial Officer
National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114

RE:	National City Corporation
Form 10-K for Fiscal Year Ended December 31, 2005
Filed February 6, 2006
File No. 000-07229

Dear Mr. Kelly,

	We have completed our review of your Form 10-K and have no further comments at this time.


Sincerely,



Paul Cline
Senior Accountant

Jeffrey D. Kelly
National City Corporation
March 24, 2006
Page 5